Exhibit 5.1


                           WRITER'S DIRECT DIAL NUMBER
                                 (612) 347-0367

                             WRITER'S E-MAIL ADDRESS
                           SeveranceJ@moss-barnett.com


                                  July 14, 1999


Board of Directors
XATA Corporation
151 East Cliff Road
Suite 10
Burnsville, MN 55337

Gentlemen:

      We have acted as counsel to XATA Corporation, a Minnesota corporation (the "Company"), in connection with the filing by the Company of a Registration Statement on Form S-3, covering the registration of 466,670 shares of common stock, par value $.01 per share (the "Common Shares") that may be issued upon conversion of the Company's Series A 8% Convertible Preferred Stock (the "Preferred Shares"). We have been asked to issue an opinion as to whether the Common Shares registered will, when issued, be legally issued, fully paid and non-assessable.

      As counsel to the Company, we have examined the Articles of Incorporation and Bylaws, as amended to date, and other corporate records of the Company, as well as the Certificate of Designation (as amended) establishing the rights and preferences of the Preferred Shares. In addition, we have relied, to the extent we deem such reliance proper, upon certain factual representations of officers and directors of the Company.

      In making the aforesaid examinations, we have assumed the genuineness of all signatures and the conformity to original documents of all copies furnished to us. We have assumed that the corporate records of the Company furnished to us constitute all of the existing corporate records of the Company and include all corporate proceedings taken by it in connection with the Preferred Shares.

      Based solely upon and subject to the foregoing, we are of the opinion that the Common Shares are duly authorized, and when issued upon conversion of the Preferred Shares, the Common Shares will be validly issued, fully paid and non-assessable.

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XATA Board of Directors
July 14, 1999
Page 2


      We consent to the filing of this opinion as an Exhibit to the aforesaid Registration Statement and to the reference to our firm under the caption "Experts and Legal Matters" in the Prospectus.

                                       Very truly yours,

                                       MOSS & BARNETT, a Professional
                                       Association

                                       /s/ Janna R. Severance

                                       Janna R. Severance

JRS/les